Exhibit 99.1

Rumble Reports Record Fourth Quarter and Full Year 2022 Results

~ Q4 Revenue Increased 579% to $20.0 Million Compared to Q4 2021; Full Year 2022 Revenue Increased 316% ~

~ Achieved Q4 2022 Company Record Key Performance Indicators ~

~ Average Global Monthly Active Users Increased to 80 Million, Up 142% Compared to Q4 2021 ~

~ Completed Significant Milestone with Beta Launch of Pre-Roll Video Ads on Advertising Center ~

LONGBOAT KEY, Fla., – Mar. 30, 2023 – Rumble Inc. (“Rumble”) (NASDAQ: RUM), the popular video-sharing platform, announced today financial results for the fiscal quarter and full year ended December 31, 2022.

Q4 and Full Year 2022 Key Highlights

•	Average global Monthly Active Users (“MAUs”) increased 142% to 80 million, a company record, compared to 33 million in the fourth quarter of 2021. Of the 80 million, 65 million were based in the U.S. and Canada, compared to 21 million in the U.S. and Canada during the fourth quarter of 2021.

•	Average Minutes Watched Per Month (“MWPM”) increased 31% in the fourth quarter of 2022 to 11.1 billion, a company record, compared to 8.5 billion in the fourth quarter of 2021.

•	Hours of uploaded video per day increased 216% to 10,373, a company record, compared to 3,278 in the fourth quarter of 2021.

•	Fourth quarter revenue increased over 579% to $20.0 million, a company record, compared to $2.9 million in the fourth quarter of 2021. Revenue for the full year 2022 increased 316% to $39.4 million, compared to $9.5 million for the full year ended December 31, 2021.

•	As of December 31, 2022, Rumble’s balance of cash, cash equivalents and marketable securities was $338.3 million.

•	In addition, Rumble made significant progress on its products, including:

o	Rumble: New notification feature for iOS and Android, representing a significant opportunity for creators to drive engagement and grow audiences and earnings;

o	Locals: Full commercial launch to allow creators to upload articles;

o	Rumble Advertising Center (“RAC”): launched pre-roll video ads (beta); and

o	Rumble Cloud: Continued enhancements to the Rumble infrastructure in preparation for the Rumble Cloud beta launch.

•	Rumble entered sports content with the announcement of an exclusive partnership with Dana White and Power Slap, the world’s premier slap fighting competition, which includes an all-new exclusive show on Rumble, along with a new Power Slap Rumble channel and Locals community.

Subsequent to Quarter End Highlights

•	Launched new interface for desktop and mobile web, Roku, and Android, greatly improving the user experience across Rumble for these formats.

•	Bolstered the emerging Rumble Exclusives lineup with major personalities: Steven Crowder, Dave Rubin, Donald Trump Jr., Bob Menery, Kimberly Guilfoyle, Kim Iversen, Redacted News, and Rekieta Law.

•	Secured global streaming exclusivity for Power Slap’s inaugural event, Power Slap 1, marking significant progress in the sports vertical, and announced an agreement in principle for Power Slap Seasons 2 and 3.

•	Won a legal victory halting the enforcement of a New York law that would have forced social media platforms to target constitutionally protected speech.

•	Opened a new studio and U.S. headquarters in Longboat Key, Florida.

•	Announced today an agreement in principle for rights to Street League Skateboarding (SLS) and Nitro Rallycross (NRX), in addition to the previously announced Power Slap, giving Rumble certain exclusive rights to three sports leagues.

Management Commentary

“The fourth quarter brought a company record for key performance indicators and also represented our first full fiscal quarter as a publicly traded company,” commented Rumble’s Chairman and CEO, Chris Pavlovski. “Our team is the driving force behind our platform, and they continue to impress me by delivering substantial improvements to our user interface across the web, mobile applications, and connected TVs that benefit both users and creators. Equally important, these product enhancements will allow for deeper user engagement, audience expansion, and even more impactful attracting and investing in creators over a wide variety of content categories. Creators continue to realize the opportunity that Rumble offers, which is evident in the recent addition of mega-influencers to our Rumble Exclusives lineup, such as Steven Crowder and Dave Rubin, and by our successful entry into live sports. We have agreements in principle with three sports leagues, adding SLS and NRX to our partnership with Dana White and Power Slap. As we add incredible content to the platform, we continue to grow our audience, including more paid subscribers. This audience growth derived from the addition of content creators further propels Rumble to capture market share from traditional streaming service providers, further penetrating some of the hardest to reach audiences and generations.

“As we grow Rumble to be the premier video platform, our mission to protect a free and open Internet remains unchanged. To achieve this mission, our team is laser-focused on product development. However, as I have stated previously, we are still in our foundational years. While our growth to date is encouraging, we remain in those early innings of the bigger game. We will focus in 2023 on developing and integrating our market-leading video products within Rumble, Locals, and RAC, while expanding the Rumble infrastructure as we prepare for our entry into the cloud market. Our efforts are already yielding results—the U.S. midterm elections drove interest in news and politics, a core content vertical for Rumble, leading to substantial growth across our key performance indicators in November 2022. Our growth positions us to experiment with monetization ahead of our internal expectations. I continue to be excited by the growth in our traffic and user engagement in the fourth quarter and look forward to capitalizing on the historic catalysts that have fueled Rumble’s recent success.”

Q4 Financial Summary (Unaudited)

For the three months ended December 31,	2022	2021	Variance ($)	Variance (%)
Revenues	$19,957,025	$2,939,548	$17,017,477	579%

Expenses
Cost of services (Content, hosting and other)	23,532,343	2,905,831	20,626,512	710%
General and administrative	8,521,283	1,856,343	6,664,940	359%
Research and development	2,585,581	781,613	1,803,968	231%
Sales and marketing	2,691,251	1,694,249	997,002	59%

For the fourth quarter of 2022, revenue was $20.0 million for the quarter compared to $2.9 million in the fourth quarter of 2021, an increase of 579%. The increase is due to an increase in advertising revenue of $15.2 million and an increase in licensing and other revenue of $1.8 million. The increase in advertising revenue was driven by an increase in consumption, as well the introduction of new advertising solutions for creators, publishers, and advertisers. These new solutions included host-read advertising and our online advertising management exchange (RAC), both of which we started to build and test during the second half of 2022. The increase in licensing and other revenue was driven by tipping features within our platform, as well as certain cloud, subscription, platform hosting fees, provision of one-time content, and professional services.

Cost of services was $23.5 million for the quarter compared to $2.9 million in the fourth quarter of 2021. The increase is due to an increase in programming and content costs of $19.1 million and an increase in hosting expenses and other service costs of $1.5 million.

General and administrative expense was $8.5 million for the quarter compared to $1.9 million in the fourth quarter of 2021. The increase is due to a $2.0 million increase in staffing-related costs, as well as a $4.6 million increase in other administrative expenses, most of which are public company-related and include accounting, legal, investor relations, insurance and other administrative services.

Research and development expense was $2.6 million for the quarter, compared to $0.8 million in the fourth quarter of 2021. The increase is due to a $1.8 million increase in staffing-related costs.

Sales and marketing expense was $2.7 million for the quarter, compared to $1.7 million in the fourth quarter of 2021. The increase is due to a $0.9 million increase in other marketing and public relations activities, as well as a $0.1 million increase in staffing-related and consulting service costs.

Liquidity

As of December 31, 2022, Rumble had cash, cash equivalents and marketable securities of $338.3 million. The existing cash and cash equivalents are sufficient to fund our liquidity needs for at least the next 12 months.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Thursday, March 30, 2023, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs later this evening at 7:00 pm Eastern Time. The interview will be streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (MAUs) represent the total web and app users of Rumble for each month, which allows us to measure our total user base calculated from data provided by third-party analytics providers using company-set parameters. The analytics systems and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that Rumble believes this minor overlap to be immaterial, Rumble does not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform. Like many other major social media companies, we rely on paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertisement is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

Minutes Watched Per Month (MWPM) represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure. While this currently represents an immaterial amount of consumption, we expect this to grow in the coming quarters.

Hours of Uploaded Video Per Day is a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis.

We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key performance indicators to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key performance indicators may not be comparable to those in prior periods. In addition, data regarding the geographic location of our users is estimated based on a number of factors, such as the user’s IP address. These factors may not always accurately reflect the user’s actual location. For example, a user may appear to be accessing Rumble from the location of the proxy server to which the user connects rather than from the user’s actual location.

About Rumble

Rumble is a high-growth neutral video platform that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble's mission is to restore the Internet to its roots by making it free and open once again. For more information, visit investors.rumble.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “could,” “will,” “may,” “future,” “likely,” “on track to deliver,” “gaining momentum,” “continues to,” “looks forward to,” “begins to focus on,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history making it difficult to evaluate our business and prospects; our inability to effectively manage future growth and achieve operational efficiencies; our recent and rapid growth not being indicative of future performance; our inability to grow or maintain our active user base; our inability to achieve or maintain profitability; the possibility that we may be unable to reach definitive agreements with any or all of Power Slap, SLS or NRX, or if definitive agreements are entered into, the possibility that we may be unable to monetize such relationships as currently anticipated; our failure to comply with applicable privacy laws; occurrence of a cyber incident resulting in information theft, data corruption, operational disruption and/or financial loss; potential liability for hosting a variety of tortious or unlawful materials uploaded by third parties; negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; impediment of access to our content and services on the Internet; significant market competition that we face; changes to our existing content and services resulting in failure to attract traffic and advertisers or to generate revenue; our dependence on third party vendors; our inability to realize the expected benefits of financial incentives that we offer to our content creators; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; adverse effect on our business by compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo Twitter account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski Twitter account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris) , which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:
Shannon Devine
MZ Group, MZ North America
203-741-8811
investors@rumble.com

Source: Rumble Inc.

Consolidated Statements of Comprehensive Loss (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenues	$19,957,025	$2,939,548	$39,384,284	$9,466,363

Expenses
Cost of services (content, hosting and other)	$23,532,343	$2,905,831	$43,745,518	$7,805,474
General and administrative	8,521,283	1,856,343	14,503,576	3,131,479
Research and development	2,585,581	781,613	6,287,372	1,622,264
Sales and marketing	2,691,251	1,694,249	6,092,395	2,918,000
Finance costs	(225,000)	2,620,872	1,116,056	2,925,499
Share-based compensation	1,460,983	1,370,647	1,683,622	1,414,479
Foreign exchange loss (gain)	(480)	117,130	49,067	7,166
Amortization and depreciation	631,082	126,011	1,556,056	154,415
Total expenses	39,197,043	11,472,696	75,033,662	19,978,776
Loss from operations	(19,240,018)	(8,533,148)	(35,649,378)	(10,512,413)
Interest income, net	2,784,922	6,278	3,019,456	16,443
Other income, net	-	(6,730)	-	168,840
Change in fair value of option liability – loss	-	(2,142,857)	-	(3,214,286)
Change in fair value of warrant liability – gain	15,295,000	-	21,010,500	-
Loss before income taxes	(1,160,096)	(10,676,457)	(11,619,422)	(13,541,416)
Income tax recovery (expense)	215,428	(575)	215,428	(575)
Deferred tax recovery	-	128,459	-	128,459
Net and comprehensive loss	$(944,668)	$(10,548,573)	$(11,403,994)	$(13,413,532)

Loss per share:
Basic	$0.00	$(0.06)	$(0.05)	$(0.06)
Diluted	$0.00	$(0.06)	$(0.05)	$(0.06)
Weighted-average number of common shares:
Basic	202,717,669	165,816,531	242,443,272	211,438,363
Diluted	202,717,669	165,816,531	242,443,272	211,438,363

Consolidated Balance Sheets

December 31,	2022	2021

Assets

Current assets
Cash and cash equivalents	$337,169,279	$46,847,375
Marketable securities	1,100,000	-
Accounts receivable, net	4,748,189	1,344,654
Prepaid expenses and other	9,342,691	775,583

	352,360,159	48,967,612
Prepaid expenses and other, long term	547,589	82,402
Capital assets	8,844,232	1,286,849
Right-of-use assets	1,356,454	1,515,841
Intangible assets	3,211,305	3,285,578
Goodwill	662,899	662,899

	$366,982,638	$55,801,181

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$14,324,696	$6,853,403
Deferred revenue	1,040,619	30,014
Lease liabilities	583,186	315,159
Income taxes payable	934	934

	15,949,435	7,199,510
Warrant liability	10,062,500	-
Lease liabilities, long-term	835,924	1,195,139
Other liability	500,000	250,000

	27,347,859	8,644,649
Temporary equity
Preference shares	-	16,789,203
Commitments and contingencies

Shareholders’ equity
Common shares	768,357	43,353,370
Deficit	(28,782,701)	(17,378,707)
Additional paid-in capital	367,649,123	4,392,666

	339,634,779	30,367,329

	$366,982,638	$55,801,181

Consolidated Statements of Cash Flows

For the year ended December 31,	2022	2021

Cash flows provided by (used in)

Operating activities
Net and comprehensive loss for the period	$(11,403,994)	$(13,413,532)
Adjustments to reconcile net loss to cash flows used in operating activities:
Amortization and depreciation	1,556,056	154,415
Share-based compensation	1,933,403	1,414,479
Interest expense	36,621	7,285
Deferred tax expense (recovery)	-	(128,459)
Depreciation on right-of-use assets	528,220	95,322
Change in lease liabilities due to cash payments	(496,835)	(118,886)
Gain on change in fair value of warrants	(21,010,500)	-
Loss on change in fair value of option liability	-	3,214,286
Realized foreign exchange loss	(45,465)	-
	(28,902,494)	(8,775,090)
Changes in non-cash working capital:
Accounts receivable	(2,935,399)	139,267
Prepaid expenses	(9,500,432)	(364,833)
Accounts payable and accrued liabilities	7,996,298	3,622,560
Deferred revenue	1,010,605	66,944
Income taxes payable	-	595
	(32,331,422)	(5,310,557)
Investing activities
Purchase of capital assets	(8,544,398)	(1,339,660)
Purchase of intellectual property	(494,769)	(500,447)
Purchase of marketable securities	(1,100,000)	-
Cash acquired on acquisition of Locals Technology Inc.	-	3,420,060
	(10,139,167)	1,579,953
Financing activities
Repayments of bank indebtedness	-	(337,636)
Repayments of from long-term debt	-	(23,556)
Proceeds from other liabilities	250,000	250,000
Proceeds from issuance of Legacy Rumble preferred shares and Class A common shares	-	50,000,000
Proceeds from Qualifying Transaction	399,807,596	-
Repurchase of Class C Common Stock	(11,000,000)	-
Repayment of Sponsor loan in connection with Qualifying Transaction	(2,173,353)	-
Share issuance costs	(54,091,750)	(756,876)
	332,792,493	49,131,932

Increase in cash and cash equivalents during the period	290,321,904	45,401,328

Cash and cash equivalents, beginning of period	46,847,375	1,446,047
Cash and cash equivalents, end of period	$337,169,279	$46,847,375